* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "*". A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


This Agreement contains information specifically developed for TAM Linhas Aereas, SA, by GE. Accordingly, TAM Linhas Aereas, SA. will not disclose all or any part of this Agreement to any Third Party except as permitted by Article XIII.E.

THIS GENERAL TERMS AGREEMENT NO. GE-00-0059 (hereinafter referred to as this "Agreement"), dated as of the ________ day of __________________, 2001, by and
between General Electric Company, a corporation organized under the law of the State of New York, U.S A., (including it's successors and assigns), acting through its GE Aircraft Engine Group located in Evendale, Ohio, U.S.A. (hereinafter referred to as "GE"), GE Engine Services Distribution, L.L.C., a Delaware limited liability company having its principal office at One Neumann Way MD 111, Cincinnati, Ohio 45215 (hereinafter referred to as "GE-LLC") and TAM Linhas Aereas, SA, a corporation organized under the law of Brazil (hereinafter referred to as "Airline"). GE, GE-LLC and Airline are also referred to in this Agreement as the "Parties" or individually as a "Party".

                                   WITNESSETH

WHEREAS, Airline has acquired, or is in the process of acquiring a certain number of wide-body aircraft equipped with installed GE Engines, and

WHEREAS, GE and Airline desire to enter into appropriate Sections of this Agreement for (i) a standing offer by GE to sell and a continuing opportunity for Airline to purchase from GE, Spare Engines and support equipment for such installed and Spare Engines and (ii) Product Services to be supplied by GE in support of such installed and Spare Engines, and

WHEREAS, GE-LLC and Airline desire to enter into appropriate Sections of this Agreement for a standing offer by GE-LLC to sell and a continuing opportunity for Airline to purchase from GE-LLC, Spare Parts for such installed and Spare Engines.

FURTHER, the parties agree that GE-LLC is a 100% owned subsidiary of GE.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the respective Parties hereto agree as follows to the respective Sections of this Agreement. Capitalized terms used herein that are otherwise undefined shall have the meanings ascribed to them in Section I ("Definitions") of Exhibit B, unless the context requires otherwise.

SECTION I - GE AS SELLER
ARTICLE I - GE PRODUCTS

Airline may purchase and GE shall sell under the terms and subject to the conditions hereinafter set forth, the items identified as GE Products in the attached Exhibit A, (hereinafter referred to as "GE Product(s)"), GE shall also provide certain Product services as described in Exhibit B.

ARTICLE II - GE PRODUCT PRICES

A. In General. The selling price of GE Products will be the respective prices which are both (i) quoted by GE for such items in procurement data issued in accordance with Air Transport Association of America ("ATA") Specification 2000 (as the same may be revised or superseded from time to time, the "Procurement Data") or GE's written quotation or proposal from time to time and (ii) confirmed in a purchase order placed by Airline and accepted by GE. GE shall quote such prices in U.S. Dollars and Airline shall pay for GE Products in U.S. Dollars. All GE Product prices include the cost of GE's standard tests, inspection and


                                       -1-
                           GE PROPRIETARY INFORMATION
     commercial packaging. Transportation costs and costs resulting from special inspection, packaging, testing or other special requirements, requested by Airline, will be paid for by Airline.

B. Other. Spare Engine prices will be quoted as Base Prices, subject to escalation using the appropriate GE Engine escalation provisions then in effect. The selling price for a Spare Engine is established at the time of Delivery. A copy of GE's current escalation formula is set forth in Exhibit C hereto. No change to such escalation provisions will apply to Airline until GE provides Airline at least ninety days prior written notice.

ARTICLE III - GE PRODUCT ORDER PLACEMENT

A. Applicable Sections of this Agreement shall constitute the terms and conditions applicable to all purchase orders which may hereafter be placed by Airline and accepted by GE for GE Products in lieu of all printed terms and conditions appearing on Airline's purchase orders; except, that, the description of GE Products, price, quantity, delivery dates and shipping instructions shall be as set forth on each purchase order accepted by GE.

B. Airline shall place purchase orders for GE Products quoted by GE, in accordance with GE's quotation for said GE Products.

C. GE's acknowledgment of each purchase order shall constitute acceptance thereof.

ARTICLE IV - DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS PACKAGING OF GE PRODUCTS

A. GE shall supply GE Products under each purchase order placed by Airline and accepted by GE, on a mutually agreed upon schedule consistent with GE lead times and set forth in each purchase order. Shipment of such GE Products shall be from Evendale, Ohio, U.S.A. and/or Durham, North Carolina, U.S.A, as appropriate. Shipment dates are subject to (1) prompt receipt by GE of all information necessary to permit GE to proceed with work immediately and without interruption, and (2) Airline's compliance with the payment terms set forth herein.

B.   Delivery of all GE Products shall be as follows (hereinafter "Delivery"):

     (i) (a) if such Products are shipped via ocean freight, delivery shall be to Airline immediately after such time as the Products first leave the territorial waters of the United States of America; (b) if such Products are shipped via air freight, delivery shall be to Airline immediately after such time as the Products first leave the overlying air space of the United States of America; and (c) if such Products are shipped via ground transport, delivery shall be to Airline immediately after such time as the Products first cross the United States of America border and enter into a foreign country. If such Products are shipped via a combination of ocean freight, air freight and/or ground transport, delivery shall be to Airline immediately after such time as the Products first leave the territorial waters of the United States of America, or leave the overlying air space of the United States of America, or cross the United States of America border and enter into a foreign country, whichever shall first occur; or

     (ii) in the event shipment cannot be made for reasons set forth in Paragraph F of this Article IV, delivery shall be to storage.

     Upon Delivery, title to GE Products as we11 as risk of loss thereof or damage thereto shall pass to Airline. Airline shall be responsible for all risk and expense in obtaining ail import licenses and carrying out all customs formalities for the importation of goods.


                                       -2-
                           GE PROPRIETARY INFORMATION

C. Notwithstanding that Delivery of GE Products shall be as set forth in Paragraph B of this Article IV, Airline shall arrange for transportation on behalf of GE of such GE Products from the point of shipment described in Paragraph A of this Article IV until Delivery in accordance with paragraph B of this Article IV. Further notwithstanding that Airline is responsible for arranging transportation of all GE Products that it purchases from GE, GE agrees to contact Airline's freight forwarder prior to shipment in order to facilitate the transportation activity. For shipment of major items such as spare engines which (i) require that the ground transportation carrier enter GE's facilities and (ii) necessitate GE's assistance in placing such GE Products into the hands of the carrier, GE agrees to contact the carrier directly to arrange the carrier's scheduled arrival at GE's facility, Also, GE agrees, unless otherwise directed by Airline or Airline's freight forwarder, to select a carrier who will act as Airline's agent to transport GE products on the initial leg of ground transportation. GE will insure against the risk of loss or damage to each such GE Products until GE relinquishes physical control thereof to the carrier at point of shipment. The Airline shall be the exporter of record, and shall agree to comply, and shall be responsible for complying with the applicable US export control laws and all US government licensing and reporting requirements as covered by the Bureau of Export Administration Regulations and the US Census Bureau.

D. During the period of transportation of GE Products from the point of shipment as described in Paragraph A of this Article IV until Delivery in accordance with Paragraph B of this Article IV, GE shall likewise bear the risk of loss and ensure that, in the event of loss of or damage to such GE Products, it is fully insured against any carrier having custody of the GE Products at the time of the loss or damage, whether transportation is arranged on Airline's own aircraft or otherwise. Upon Delivery, risk of loss shall, as stated above, pass to Airline and Airline shall thereafter take measures it deems appropriate with respect thereto.

E. Airline shall pay the cost of the transportation of the GE Products from the point of shipment as described in Paragraph A of this Article IV until Delivery in accordance with Paragraph B of this Article IV and GE shall pay the cost of insuring such GE Products against the risk of loss or damage during such transportation.

F. If the GE Product cannot be shipped when ready due to any cause specified in Article IV of Section III - Excusable Delay, GE may place such GE Product in storage. In such event, all expenses incurred by GE for activities such as, but not limited to, preparation for and placement into storage and handling, storage, inspection, preservation and insurance shall be paid by Airline upon presentation of GE's invoices. If shipment cannot be made due to causes beyond Airline's control, placement of such GE Product into storage shall be at no charge to Airline.

G. Unless otherwise instructed by Airline, GE shall ship each GE Product packaged in accordance with GE's normal standards for domestic shipment or export shipment, as applicable. Any special boxing or preparation for shipment specified by Airline shall be for Airline's account and responsibility. The cost of any re-shipping stand or container is not included in the price of the GE Product. In the event any such GE owned items are not returned by Airline to the original point of shipment, in re-usable condition within one hundred twenty (120) days after shipment, Airline will pay GE the price of such items upon presentation of GE's invoice.

H. Airline's order number shall be indicated on all shipments, packing sheets, bills of lading and invoices.

I. Notwithstanding the distinctions set forth in this Article VI as to when shipment of a GE Product occurs as opposed to when Delivery of such GE Product occurs, for all other purposes of the Agreement (including but not limited to (i) escalation of base price per Article II of Section I, (ii) dates to be provided in Airline's purchase orders under Article III of
     Section I, (iii) payment in accordance with Article V of Section I and (iv)
     Section II (Warranties and Guarantees) of Exhibit B) the terms "deliver" or "delivery" with respect to a GE Product shall be deemed to mean the shipment of that GE Product. However, use of the terms "delivery" or "deliver" and "shipment" or "ship" shall not be construed so that any acts will pass title or risk of loss or damage with respect to the GE Products to Airline prior to the time specified in Paragraph B of this Article IV.


                                       -3-
                           GE PROPRIETORY INFORMATION

ARTICLE V - PAYMENT FOR GE PRODUCTS

Airline shall pay GE with respect to GE Products purchased hereunder as set forth in the attached Exhibit D.

SECTION II - GE-LLC AS SELLER

ARTICLE I - GE-LLC PRODUCTS

Airline may purchase and GE-LLC shall sell under the terms and subject to the conditions hereafter set forth, the items identified as GE-LLC Products in the attached Exhibit A-1, (hereinafter referred to as "GE-LLC Product(R)").

ARTICLE II - GE-LLC PRICES

A. In General. The selling price of all GE-LLC Products will be the respective prices which are both (i) quoted in GE-LLC's Spare Parts Price Catalog, as revised from time to time (the "Spare Parts Catalog" or "Catalog") or in Procurement Data and (ii) confirmed in a purchase order placed by Airline and accepted by GE-LLC. GE-LLC shall quote such prices in U.S. Dollars, and Airline shall pay for GE-LLC Products in U.S. Dollars Transportation costs and costs resulting from special inspection, packaging, testing or other special requirements requested by Airline, will be paid for by Airline.

B. Spare Parts Available Through Catalog. The selling price of Spare Parts will be set forth in the most current Catalog or in Procurement Data. The price of a new Spare Part which is first listed in Procurement Data may be changed in subsequent Procurement Data revisions until such time as the Spare Part is included in the Catalog. GE-LLC will advise Airline in writing ninety (90) days in advance of any changes in prices affecting a significant portion of the prices in the Catalog. During such ninety (90) day period, GE-LLC shall not be obligated to accept Airline purchase orders for quantities of Spare Parts in excess of up to ninety (90) days of Airline's normal usage beyond the effective date of the announced price change.

ARTICLE III - GE-LLC PRODUCT ORDER PLACEMENT

A. Applicable Sections of this Agreement shall constitute the terms and conditions applicable to all purchase orders which may hereafter be placed by Airline and accepted by GE-LLC for GE-LLC Products in lieu of all printed terms and conditions appearing on Airline's purchase orders; except that, the description of GE-LLC Products, price, quantity, delivery dates and shipping instructions shall be as set forth on each purchase order accepted by GE-LLC.

B. Airline shall place purchase orders for GE-LLC Products quoted by GE-LLC, in accordance with GE-LLC's quotation for said GE-LLC Products.

C. Airline may place purchase orders for Spare Parts using any of the following methods: telephone, facsimile transmission, ARNC or SITA utilizing ATA Specification 2000 (chapter 3 format) or Airline purchase order as prescribed in the Spare Parts Catalog or GE-LLC's quotation.

D. Airline shall place purchase orders for initial provisioning quantities of Spare Parts as provided in the attached Exhibit B within one hundred eighty days (180) following receipt from GE-LLC of initial Provisioning Data relating thereto.

E. GE-LLC's acknowledgment of each purchase order shall constitute acceptance thereof.


                                       -4-
                          GE PROPRIETARY INFORMATION

ARTICLE IV - DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS PACKAGING OF GE-LLC PRODUCTS

A. GE-LLC shall supply GE-LLC Products under each purchase order placed by Airline and accepted by GE-LLC, on a mutually agreed upon schedule consistent with GE-LLC lead times and set forth in each purchase order. Shipment of such GE-LLC Products shall be from Erlanger, Kentucky, U.S.A. or point of drop shipment, at GE-LLC's option. Shipment dates are subject to (1) prompt receipt by GE-LLC of all information necessary to permit GE-LLC to proceed with work immediately and without interruption, and (2) Airline's compliance with the payment terms set forth herein.

B.   Delivery of all GE-LLC Products shall be as follows (hereinafter
     "Delivery"):

     (i) (a) if such Products are shipped via ocean freight, delivery shall be to Airline immediately after such time as the Products first leave the territorial waters of the United States of America; (b) if such Products are shipped via air freight, delivery shall be to Airline immediately after such time as the Products first leave the overlying air space of the United States of America; and (c) if such Products are shipped via ground transport, delivery shall be to Airline immediately after such time as the Products first cross the United States of America border and enter into a foreign country. If such Products are shipped via a combination of ocean freight, air freight and/or ground transport, delivery shall be to Airline immediately after such time as the Products first leave the territorial waters of the United States of America, or leave the overlying air space of the United States of America, or cross the United States of America border and enter into a foreign country, whichever shall first occur; or

     (ii) in the event shipment cannot be made for reasons set forth in Paragraph F of this Article IV, delivery shall be to storage.

     Upon Delivery, title to GE-LLC Products as well as risk of loss thereof or damage thereto shall pass to Airline. Airline shall be responsible for all risk and expense in obtaining all import licenses and carrying out all customs formalities for the importation of goods.

C. Notwithstanding that Delivery of GE-LLC Products shall be as set forth in Paragraph B of this Article IV, Airline shall arrange for transportation on behalf of GE-LLC of such GE-LLC Products from the point of shipment described in Paragraph A of this Article IV until delivery in accordance with Paragraph B of this Article IV. Further notwithstanding that Airline is responsible for arranging transportation of all GE-LLC Products that it purchases from GE-LLC, GE-LLC agrees to contact Airline's freight forwarder prior to shipment in order to facilitate the transportation activity. The Airline shall be the exporter of record, and shall agree to comply, and shall be responsible for complying with the applicable US export control laws and all US government licensing and reporting requirements as covered by the Bureau of Export Administration Regulations and the US Census Bureau.

D. During the period of transportation of GE-LLC Products from the point of shipment as described in Paragraph A of this Article IV until Delivery in accordance with Paragraph B of this Article IV, GE-LLC shall likewise bear the risk of loss and ensure that, in the event of loss of or damage to such GE-LLC Products, it is fully insured against any carrier having custody of the GE-LLC Products at the time of the loss or damage, whether transportation is arranged on Airline's own aircraft or otherwise. Upon delivery, risk of loss shall, as stated above, pass to Airline and Airline shall thereafter take measures it deems appropriate with respect thereto.

E. Airline shall pay the cost of the transportation of the GE-LLC Products from the point of shipment as described in Paragraph A of this Article IV until Delivery in accordance with Paragraph B of this Article IV and GE-LLC shall pay the cost of insuring such GE-LLC Products against the risk of loss or damage during such transportation.


                                       -5-
                           GE PROPRIETARY INFORMATION

F. If the GE-LLC Product cannot be shipped when ready due to any cause specified in Article IV of Section III - Excusable Delay, GE-LLC may place such GE-LLC Product in storage. In such event, all expenses incurred by GE-LLC for activities such as, but not limited to, preparation for and placement into storage and handling, storage, inspection, preservation and insurance shall be paid by Airline upon presentation of GE's invoices. If shipment cannot be made due to causes beyond Airline's control, placement of such GE-LLC Product into storage shall be at no charge to Airline.

G. GE-LLC shall ship GE-LLC Products packaged and labeled in accordance with ATA Specification No. 300, Revision 17, or to a revision mutually agreed in writing between GE-LLC and Airline. GE-LLC shall notify Airline, where applicable, that certain GE-LLC Products are packed in unit package quantities (UPQ's) or multiples thereof.

H. Airline's order number shall be indicated on all shipments, packing sheets, bills of lading and invoices.

I. Notwithstanding the distinctions set forth in this Article VI as to when shipment of a GE-LLC Product occurs as opposed to when Delivery of such GE-LLC Product occurs, for all other purposes of the Agreement (including but not limited to (i) dates to be provided in Airline's purchase orders under Article III of Section II, (ii) payment in accordance with Article V of Section II and (iii) Section II (Warranties and Guarantees) of Exhibit
     B) the terms "deliver" or "delivery" with respect to a GE-LLC Product shall be deemed to mean the shipment of that GE-LLC Product. However, use of the terms "delivery" or "deliver" and "shipment" or "ship" shall not be construed so that any acts will pass title or risk of loss or damage with respect to the GE-LLC Products to Airline prior to the time specified in Paragraph B of this Article IV.

ARTICLE V - PAYMENT FOR GE-LLC PRODUCTS

Airline shall pay GE-LLC with respect to GE-LLC Products purchased hereunder as set forth in the attached Exhibit D-1.

SECTION III - GE AND GE-LLC AS SELLER

ARTICLE I - GENERAL

Solely for purposes of this Section III of the Agreement, the abbreviation "Seller" shall refer to both GE and GE-LLC since each entity will be subject to these terms. In addition, again solely for purposes of this Section III of the Agreement, the term "Product(s)" shall refer to both GE Products) and GE-LLC Product(s).

ARTICLE II - TAXES

A. The Airline shall be responsible for the payment of any taxes (including without limitation, sales, use, ad valorem, excise, turnover or value added taxes), duties, fees, charges, imposts, tariffs, or assessments of any nature (but excluding income taxes imposed by any Government other than the Government of Brazil+) ("Taxes"), legally assessed or levied by any Governmental authority against Seller or its employees as a result of any sale, delivery, transfer, use, export, import, or possession of Product, or otherwise in connection with this Agreement.

B. If claim is made against Seller for any such Taxes, Seller shall immediately notify Airline and, if requested by Airline, Seller shall not pay except under protest, and if payment is made, Seller, if requested by Airline, shall use all reasonable efforts to obtain a refund thereof. If all or any part of any such Taxes are refunded, Seller shall repay to Airline such part thereof as Airline shall have paid. Airline shall pay to Seller, upon demand, all expenses (including penalties, interest and attorney's fees) incurred by Seller in protesting payment and in endeavoring to obtain such refund.

+ The General Electric Company excluding its subsidiaries does not have a taxable ___ in Brazil.


                                       -6-
                           GE PROPRIETARY INFORMATION

C. All payments by Airline to Seller under this Agreement shall be free of all withholdings of any nature whatsoever except to the extent otherwise required by law, and if any such withholding is so required, Airline shall pay an additional amount such that after the deduction of all amounts required to be withheld, the net amount received by Seller shall equal the amount that Seller would have received if such withholding had not been required

ARTICLE III - WARRANTY AND CF6-80E1 PRODUCT SUPPORT PLAN

Notwithstanding the distinction between GE Products and GE-LLC Products, applicable warranties relating to all Products, either purchased by Airline directly from GE or GE-LLC or installed on Airline's aircraft as original equipment, are as set forth in Section II of Exhibit B (the Product Support
Plan) to this Agreement and are exclusively offered and administered by GE. Sections I and X of Exhibit B respectively set forth definitions and conditions applicable to such warranties.

Likewise, traditional product support activities designed for the Products are set forth in Sections III through IX of Exhibit B and are the responsibility of GE.

ARTICLE IV - EXCUSABLE DELAY

Seller shall not be liable for delays in delivery or failure to perform due to
(1) causes beyond its reasonable control, or (2) acts of God, acts of Airline, acts of civil or military authority, fires, strikes, floods, epidemics, war, civil disorder, riot, delays in transportation, or (3) inability due to causes beyond its reasonable control to obtain necessary labor, material, or components. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay. This provision shall not, however, relieve Seller from using reasonable efforts to continue performance whenever such causes are removed. Seller shall promptly notify Airline when such delays occur or impending delays are likely to occur and shall continue to advise it of new shipping schedules and changes thereto. In the event an excusable delay continues for a period of six months or more beyond the scheduled delivery date, Airline or Seller may, upon thirty days written notice to the other, cancel the part of any purchase order so delayed and Seller shall return to Airline all payments relative to the canceled part of the order and Airline shall pay Seller its reasonable cancellation charges.

ARTICLE V - PATENTS

A. Seller shall handle all claims and defend any suit or proceeding brought against Airline insofar as based on a claim that without further combination, any Product furnished under this Agreement constitutes an infringement of any patent of the United States or of any patent of any other country that is signatory to Article 27 of the Convention on International Civil Aviation signed by the United States at Chicago on December 7, 1944, in which Airline is authorized to operate or in which another airline pursuant to lawful interchange, lease or similar arrangement, operates aircraft of Airline. This paragraph shall apply only to Products manufactured to Seller's design.

B. Seller's liability hereunder is conditioned upon Airline promptly notifying Seller in writing and giving Seller authority, information and assistance (at Seller's expense) for the defense of any suit or proceeding. In case such Product is held in such suit or proceeding to constitute infringement and the use of said Product is enjoined, Seller shall expeditiously, at its own expense and at its option, either (1) procure for Airline the right to continue using said Product; (2) replace same with satisfactory and noninfringing Product; or (3) modify same so it becomes satisfactory and noninfringing. Seller shall not be responsible to Airline or to said other airline, for incidental or consequential damage, including, but not limited to, costs, expenses, liabilities and loss of profits resulting from loss of use under this Article V.

C. The remedies described in paragraphs (A) and (B) above do not apply to any Product or Part (1) not purchased by Airline from Seller (except for Products or Parts installed as Original Equipment on aircraft owned, leased or


                                       -7-
                           GE PROPRIETARY INFORMATION
     operated by Airline); (2) that was changed, modified, or not used for its intended purpose; or (3) that was manufactured by Seller to Airline's unique specifications or directions. Seller assumes no liability for patent infringement as to such items.

The obligations recited in this Article V shall constitute the sole and exclusive remedies of Airline (and any other operator of Airline's GE-powered aircraft) and the sole and exclusive liability of Seller for actual and alleged patent infringement.

ARTICLE VI - INFORMATION AND DATA

A. All information and data, including, but not limited to, all repair processes and procedures, manuals, designs, drawings, blueprints, tracings, plans, models, layouts, specifications, and memoranda, (the 'Information and Data") which may be furnished or made available to Airline, directly or indirectly, as the result of this Agreement shall remain the property of Seller. All Information and Data is proprietary to Seller and shall neither be used by Airline nor furnished by Airline to any other person, firm or corporation for any purpose nor permitted out of Airline's possession, nor divulged to any other person, firm or corporation, without GE's express written consent, which consent shall not be unreasonably withheld (particularly with regard to reasonable disclosures to the Centra Tecnico Aerospacial ("CTA"), as required by the CTA, that are necessary for Airline's normal operation or use of the Products). However, notwithstanding the foregoing, Airline may use such Information and Data for modification, overhaul, or maintenance work performed by Airline on Airline's Products; except that all repairs or repair processes that require substantiation (including, but not limited to, high technology repairs) will be the subject of a separate license and substantiated repair agreement between Seller and Airline. Airline shall take all steps reasonably necessary to insure compliance by its employees, agents, and subcontractors with this Article VI.

B. Nothing in this Agreement shall convey to Airline the right to reproduce or cause the reproduction of any Product of a design identical or similar to that of the Product purchased hereunder or give to Airline a license under any patents or rights owned or controlled by Seller.

C. Airline acquires no ownership rights in any of the computer software that may be provided to Airline by Seller under this Agreement. Airline shall only be licensed to use such computer software under the terms and conditions of separate written agreements between the Airline and the appropriate owner of such software.

ARTICLE VII - FAA CERTIFICATION REQUIREMENTS

A. All Products, when required by the U.S. Government, shall, at time of delivery:

     1.   Conform to a Type Certificate issued by the FAA.

     2. Conform to applicable regulations issued by the FAA, provided such regulations are promulgated prior to the date of Airline's purchase order issued under this Agreement for such Products.

B. If, subsequent to the date of acceptance of the purchase order for such Products but prior to their delivery by Seller to Airline, the FAA issues changes in regulations covering Products sold under this Agreement and such changes in regulations are promulgated after the date of Airline purchase orders for such Products, then all costs associated with any Product modifications necessitated thereby will be shared equally by Seller and Airline; provided however, that costs associated with any modifications to the airframe required by such Product modifications shall not be borne by Seller.


                                       -8-
                           GE PROPRIETARY INFORMATION

C. Any delay occasioned by complying with such regulations set forth in Paragraph B above shall be deemed an Excusable Delay under Article IV of
     Section III hereof, and, in addition, appropriate adjustments shall be made in the specifications to reflect the effect of compliance with such regulations.

ARTICLE VIII - TERMINATION FOR INSOLVENCY

A. Upon the commencement of any bankruptcy or reorganization proceeding by or against any party hereto (the "Defaulting Party"), the other Parties hereto may, upon written notice to the Defaulting Party, cease to perform any and all of its obligations under this Agreement and the purchase orders hereunder (including, without limitation, continuing work in progress and making deliveries or progress payments or down payments) unless the Defaulting Party shall provide adequate assurance, in the opinion of the other Parties hereto, that the Defaulting Party will continue to perform all of its obligations under this Agreement and the purchase orders hereunder in accordance with the terms hereof, and will promptly compensate the other Parties hereto for any actual pecuniary loss resulting from the Defaulting Party being unable to perform in full its obligations hereunder and under the purchase orders. If the Defaulting Party or the trustee thereof shall fail to promptly provide such adequate assurance, upon notice to the Defaulting Party by the other Parties hereto, this Agreement and all purchase orders hereunder shall be canceled. Notwithstanding the preceding two sentences, in the event that GE-LLC is the Defaulting Party. Airline shall give GE the opportunity to perform any of GE-LLC's obligations under this Agreement prior to Airline ceasing to perform any of its obligations.

B. Any Party, at its option, may cancel this Agreement or any purchase order hereunder with respect to any or all of the Products to be furnished hereunder which are undelivered or not furnished on the effective date of such cancellation by giving the other Parties written notice, as hereinafter provided, at any time after a receiver of the other's assets is appointed on account of insolvency, or the other makes a general assignment for the benefit of its creditors and such appointment of a receiver shall remain in force undismissed, unvacated or unstayed for a period of sixty days thereafter. Such notice of cancellation shall be given thirty days prior to the effective date of cancellation, except that, in the case of a voluntary General assignment for the benefit of creditors, such notice need not precede the effective date of cancellation.

ARTICLE IX - LIMITATION OF LIABILITY

The liability of Seller to Airline arising out of, connected with, or resulting from the manufacture, sale, possession, use or handling of any Product (including Engines installed on Airline's owned or leased aircraft as Original Equipment) or furnishing of services, whether in contract, tort (including, without limitation, negligence) or otherwise, shall be as set forth in the Product Support Plan included in Exhibit B hereof, and shall not in any event exceed the purchase price of the Product, service or other thing giving rise to Airline's claim. The foregoing shall constitute the sole remedy of Airline and the sole liability of Seller. In no event shall Seller be liable for special, incidental or consequential damages, including but not limited to, damage to, or loss of use, revenue or profit with respect to any aircraft, engine, or part thereof. THE WARRANTIES AND GUARANTEES SET FORTH IN SECTION II OF EXHIBIT B (THE "CF6-80E1 PRODUCT SUPPORT PLAN") TO THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING COURSE OF PERFORMANCE, OR USAGE OF TRADE).

For the purpose of this Article IX, the term "Seller" means General Electric Company, its subsidiaries (including but not limited to GE Engine Services Distribution, L.L.C.), assigns, subcontractors, suppliers, Product co-producers, and the respective directors, officers, employees, and Agents of each.


                                       -9-
                           GE PROPRIETARY INFORMATION

ARTICLE X - EXPORT SHIPMENT

If Seller agrees in writing upon Airline's written request, to assist Airline to arrange for export shipment of Products, Airline shall pay Seller for all fees and expenses including, but not limited to, those covering preparation of consular invoices, freight, storage, and warehouse to warehouse (including war risk) insurance, upon submission of Seller's invoices. In such event, Seller will assist Airline in applying for any required export license and in preparing consular documents according to Airline's instructions or in the absence thereof, according to its best judgment but without liability for error or incorrect declarations including, but not limited to, liability for fines or other charges.

ARTICLE XI - GOVERNMENTAL AUTHORIZATION

Airline shall be responsible for obtaining any required authorization such as export licenses, import licenses, exchange permits or any other required governmental authorization. Airline shall restrict disclosure of all information and data furnished thereto under this Agreement and shall ship the direct product of such information and data to only those destinations which are authorized by the U.S. Government. At the request of Airline, Seller will provide Airline with a list of such authorized destinations. Seller shall not be liable if any authorization is delayed, denied, revoked, restricted or not renewed and Airline shall not be relieved of its obligation to pay Seller hereunder.

ARTICLE XII - NOTICES

Any notices under this Agreement shall become effective upon except and shall be in writing and be delivered or sent by mail or electronic transmission to the respective parties at the following addresses, which may be changed by written notice:

If to: TAM Linhas Aereas, SA            If to: General Electric Company
       Av. Jurandir 856 -                      GE Aircraft Engines
       Lote 4 - 4o. andar,                     One Neumann Way - F17
       Jardim Ceci, Aeroporto                  Cincinnati, Ohio 45215-1988 USA
       Sao Paulo, Brazil 04355-O40

Attn:                                   Attn:  Director, Commercial Contracts
       Facsimile Number _____________          Facsimile Number: (513) 243-9762
       Telephone Number _____________          Telephone Number: (513) 243-3569

                                        If to: GE Engine Services Distribution,
                                               L.L.C.
                                               One Neumann Way, MD 111
                                               Cincinnati, OH 45215-6301

                                        Attn:  President
                                               Facsimile Number: (513) 552-2144
                                               Telephone Number: (513) 552-2278

Notice sent by the U.S. mail, postage prepaid, shall be deemed received within seven days after deposit.

ARTICLE XIII - MISCELLANEOUS

A. Assignment of Agreement. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party; except, that, Airline's consent shall not be required for the assignment by Seller of all or a portion of the Agreement to a subsidiary of Seller, provided that Seller shall remain primarily liable for such performance.


                                      -10-
                           GE PROPRIETARY INFORMATION

B. Exclusivity of Agreement. Except as otherwise expressly provided to the contrary, the rights herein granted and this Agreement are for the benefit of the Parties hereto and are not for the benefit of any Third Person, firm or corporation, and noting herein contained shall be construed to create any fights in any Third Party under, as the result of, or in connection with this Agreement.

C. Applicable Law; Venue. All aspects of this Agreement and the obligations arising hereunder will be governed in accordance with the law of the State of New York, U.S.A. except, that New York conflict of law rules will not apply if the result would be the application of the laws of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. In the event of an unresolved dispute, each of the Parties hereby irrevocably agree to submit to the non-exclusive jurisdiction of the state and federal courts (as appropriate) of New York, U.S.A. The Parties hereby waive any objection that such courts lack personal jurisdiction or are an inconvenient forum.

D. Entire Agreement; Modification. This Agreement contains the entire and only agreement between the parties, and it supersedes all pre-existing agreements between such parties, respecting the subject matter hereof; and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either Party. No modification, renewal, extension, waiver, or termination of this Agreement or any of the provisions herein contained shall be binding upon the Party against whom enforcement of such modification, renewal, extension, waiver or termination (except as provided in Article VIII of Section III hereof) is sought, unless it is made in writing and signed on behalf of Seller and Airline by duly authorized executives.

E. Confidentiality of Information. This Agreement contains information specifically for Airline, GE and GE-LLC and nothing herein contained shall be divulged by Airline, GE or GE-LLC to any third person, firm or corporation, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; except, that, consent shall not be required for disclosure to the respective insurers and professional advisors of the Parties who must likewise agree to be bound by this confidentiality clause, Airline's consent shall not be required for GE or GE-LLC to divulge to their partners information from, or with respect to this Agreement, it being understood that each such partner will also be bound by the provisions of Paragraph E of this Article XIII. Additionally, neither GE nor GE-LLC's consent shall be required for Airline to divulge to the necessary representatives of the Brazillian Government (as may be required by the laws and/or regulations of Brazil) information from, or with respect to this Agreement, it being understood that Airline shall ensure that each such representative will also comply with and be bound by the provisions of this Paragraph E of this Article XIII.

F. Duration of Agreement. This Agreement shall remain in full force and effect until (1) Airline ceases to operate at least one aircraft powered by Products set forth herein, (2) less than five aircraft powered by such Products are in commercial airline service, (3) this Agreement is terminated in whole or in part under either the provisions of Article IV of
     Section III. - Excusable Delay or Article VIII of Section III. - Termination for Insolvency hereof, or (4) by mutual consent of the parties, whichever occurs first. Nothing herein shall affect the rights and obligations and limitations set forth in this Agreement as to Products ordered for delivery and work performed prior to termination of this Agreement.

G. Survival Of Certain Clauses. The rights and obligations of the Parties under the following Articles of Section III, as amended, and related Exhibits shall survive the expiration, termination, completion or cancellation of this Agreement:

     Article II     Taxes
     Article VI     Information and Data
     Article IX     Limitation of Liability
     Article XI     Governmental Authorization
     Article XIII   Miscellaneous, paragraphs C. and E.


                                      -11-
                           GE PROPRIETARY INFORMATION

     In addition, the rights and obligations of the parties under Section I
     Article V - Payment, and the rights and obligations of the parties under
     Section II Article V - Payment shall survive the expiration, termination, completion or cancellation of this Agreement.

H. General Rules of Contract Interpretation. Article and paragraph headings contained in this Agreement are inserted for convenience of reference only and do not limit or restrict the interpretation of this Agreement. Words used in the singular shall have a comparable meaning when used in the plural and vice versa, unless the contrary intention appears. Words such as "hereunder", "hereof and "herein" and other words beginning with "here" refer to the whole of this Agreement, including Amendments, and not to any particular Article. References to Articles, Sections, Paragraphs, Attachments or Exhibits will refer to the specified Article, Section, Paragraph, Attachment or Exhibit of this Agreement unless otherwise specified.

I. Language. This Agreement, order, Data, notices, shipping invoices, correspondence and other writings furnished hereunder shall be in the English language.

J. Severability. The invalidity or unenforceability of any part of this Agreement or the invalidity of its application to a specific situation or circumstance shall not effect the validity of the remainder of this Agreement, or its application to other situations or circumstances. In addition, if a part of this Agreement becomes invalid, the Parties will endeavor in good faith to reach agreement on a replacement provision which will reflect, as nearly as possible, the intent of the original provision.

K Waiver. The failure at any time of any Party to enforce any of the provisions of this Agreement or to require performance by the other Parties of any of its provisions shall in no way affect the validity of this Agreement or the right of the other Parties thereafter to enforce each and every such provision. The express waiver by any Party of any provision, condition, or requirement of this Agreement, shall not constitute a waiver of any subsequent obligation to comply with such provision, condition, or requirement

L. Guarantee. General Electric Company hereby guarantees unconditionally the obligations of Seller-LLC as set forth in this Agreement. In the event that Seller-LLC fails to perform any obligation under this Agreement and Seller-LLC does not remedy such failure within ten (10) days (or such longer period authorized in writing by Airline) after having received written notice from Airline requesting it to do so, the General Electric Company undertakes to perform Seller-LLC's obligations, or remedy or have remedied such failure for Airline, without cost to Airline.

Counterparts: This Agreement may be signed by the Parties in separate counterparts, and any single counterpart or set of counterparts, when signed and delivered to the other Parties shall together constitute one and the same document and be an original Agreement for all purposes.


                                      -12-
                           GE PROPRIETARY INFORMATION

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and the year first above written.

TAM LINHAS AEREAS, SA                   GENERAL ELECTRIC COMPANY


By: /s/                                     By: /s/ ROGER N. SEAGER
    ---------------------------------       ------------------------------------
Typed Name:                             Typed Name: ROGER N. SEAGER
Title: Contracts Director               Title: GEN. MGR. - CFL
Date: May 9, 2001                       Date: MAY 7, 2001


                                        GE ENGINE SERVICES DISTRIBUTION, LL.C.


                                        By: /s/
                                            ------------------------------------
                                        Typed Name:
                                        Title: AUTHORIZED REPRESENTATIVE
                                        Date: MAY 11, 2001


                                      -13-
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT A

                    CF6-80E1A3 SERIES PRODUCTS APPLICABLE TO
                        AIRLINE'S TYPE A330-200 AIRCRAFT

                           GE Products Shall Include:

I. Model CF6-80E1A3 Turbofan Engines as certified by the U.S. Federal Aviation Administration ("FAA") and as specified in the applicable purchase order or in any letter agreement hereto.

II.  Related optional equipment for the above Engines.

III. Other CF6 Products as may be offered for sale by GE from time to time.

IV. Technical Data, training or other thing furnished by GE under this Agreement.

                                      ***


                                       A-1
                           GE PROPRIETARY INFORMATION

                                                                    Exhibit 10.7


                                   EXHIBIT A-1

                    CF6-80E1A3 SERIES PRODUCTS APPLICABLE TO
                        AIRLINE'S TYPE A330-200 AIRCRAFT

                         GE-LLC PRODUCTS SHALL INCLUDE:

I.   Spare Parts.

II.  Engine Modules:

     A.   Fan Module
     B.   Core Module (HPC - Combustor - 1st Stage HPT Nozzle)
     C.   High Pressure Turbine ("HPT") Module
     D.   Low Pressure Turbine ("LPT") Module
     E.   Accessory Gearbox

III. Other GE-LLC Products as may be offered for sale by GE-LLC from time to time.

                                      ***


                                       A-2
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT B
                          CF6-8OEI PRODUCT SUPPORT PLAN

GENERAL

Solely for purposes of this Exhibit, the abbreviation "GE" shall refer to both General Electric Company and GE Engine Services Distribution, L.L.C., as the case may be, since each entity will be subject to these terms.

SECTION I - DEFINITIONS

These definitions shall apply for all purposes of this Agreement, unless the context requires otherwise. The meanings shall be equally applicable to both the singular and the plural forms of the terms defined, unless the context requires otherwise.

1. "Agreement" means the General Terms Agreement between GE, GE-LLC and Airline to which this Exhibit B is attached.

2. "Article" means an Article of this Agreement.

3. "ATA" means the Air Transport Association of America.

4. "Base Price" means the price established in the GE proposal, quotation or purchase order (as applicable) for a specific GE Product which corresponds to an appropriate Base Composite Price Index in such proposal, quotation or purchase order (as applicable).

5. "Base Composite Price Index" means the index stated in the published prices announced by GE from time to time which corresponds to the Base Price.

6. "Catalog" means GE-LLC's most recent Engine Spare Parts Price Catalog for the appropriate engine model which describes the selling price and delivery lead time for identified Spare Parts.

7. "Data" includes, but is not limited to, GE and GE-LLC Product information in any form or medium, such as technical information, technology, printed or computer aided designs, drawings, blueprints, tracings, plans, models, movies, pictures, layouts, specifications, Product manufacturing or Product repair procedures or techniques, reports, financial information, technical data furnished in accordance with Section IV of Exhibit B to this Agreement, and other Product related Information or memoranda furnished under this Agreement.

8. "Engine" means the Engine described in Exhibit A.

9. "Ex Works" has the meaning accorded thereto in Incoterms, 2000 Edition.

10. "Exhibit" means an exhibit to this Agreement, including all modifications and amendments thereto.

11. "Expendable Parts" means those Parts which must routinely be replaced during Inspection, repair, or maintenance, whether or not such Parts have been damaged and other Parts which are customarily replaced at each such inspection and maintenance period such as filter inserts and other short-lived items which are not dependent on wear out but replaced at predetermined intervals.

(12) "FAA" means the Federal Aviation Administration of the Department of Transportation of the United States, and any successor agency thereof.


                                       B-1
                           GE PROPRIETARY INFORMATION

13. "Failed Parts" means those Parts and Expendable Parts suffering a Failure or mutually determined to have caused the Engine to be unserviceable and incapable of continued operation without requiring corrective action and shall include any Part or Expendable Part with a defect in material or workmanship discovered prior to the initial use of a Part or Expendable Part.

14. "Failure" means the breakage of a Part, malfunction of a Part, or injury to a Part, rendering it unserviceable for any reason within GE's or GE-LLC's control. Failure shall also include any defect in material or workmanship discovered prior to the initial use of a Part. Failure does not include normal wear and tear and deterioration which can be restored by overhaul or repair.

15. "Flight Cycle" means the complete running of an Engine from start through any condition of flight and ending at Engine shutdown. A "touch and go landing" used during pilot training shall be considered as a "Flight Cycle."

16. "Flight Hours" means the cumulative number of airborne hours in operation of each Engine computed from the time an aircraft leaves the ground until it touches the ground at the end of a flight.

17. "Foreign Object Damage" means any damage to the Engine caused by objects which are not part of the Engine and Engine Optional Equipment.

18. "Incoterms" means International Chamber of Commerce Incoterms, 2000 Edition.

19. "Inspection" means an observation of an Engine or Parts thereof, through disassembly or other means, for the purpose of determining serviceability.

20. "Labor Allowance" means a GE credit calculated by multiplying the established labor rate by man-hours allowed for disassembly, reassembly (when applicable), and for Parts repair. If a Labor Allowance is granted for a repair, it shall not exceed the credit which would have been quoted if the Part had not been repairable.

21. "Module" means a the appropriate major serialized subassembly of the Engine described on Exhibit A of this Agreement.

22. "Original Equipment" means the installed Engines or GE-LLC Products supplied to Airline through the aircraft manufacturer as part of Airline's new Aircraft.

23. "Part" means only those Engine and Module Parts which have been sold originally to Airline by GE or GE-LLC for commercial use. The term excludes parts which were furnished on new Engines and Modules but are procured directly from vendors. Such parts are covered by the Vendor Warranty and the General Electric "Vendor Warranty Back Up" described in Section II of Exhibit B of this Agreement. Also excluded are Expendable Parts and customary short-lived items such as filter inserts.

24. "Part Time" means the total number of Flight Hours flown by a Part since delivery to Airline.

25. "Parts Credit Allowance" means the credit granted by GE or GE-LLC to Airline in connection with the Failure of a Part based on the price of a replacement part at the time the part is removed. This credit may take the form of a replacement Part at GE's or GE-LLC's option.

26. "Parts Cycles" means the total number of Flight Cycles accumulated by a Part since its delivery to Airline.

27. "Parts Repair" means the GE recommended rework or restoration of Failed Parts to a serviceable condition, excluding repair of normal wear and tear and deterioration.


                                       B-2
                           GE PROPRIETARY INFORMATION

28. "Scheduled Inspection" means the Inspection of an Engine conducted when an Engine has approximately completed a planned operating interval.

29. "Scrapped Parts" means those Parts determined to be unserviceable and not repairable by virtue of reliability, performance or repair costs. Such Parts shall be disposed of by Airline unless requested by GE for engineering analysis, in which event any handling and shipping shall be at GE's expense.

30. "Spare Engine" means an Engine, except installed Engines, which is purchased by Airline from GE for commercial use.

31. "Spare Parts" - see Part.

32. "Ultimate Life" of a Part means the approved limitation on use of a Part, in cumulative Flight Hours or Flight Cycles, which either GE or a U.S. Government authority establishes as the maximum period of allowed operational time for such Parts in Airline service, with periodic repair and restoration. The term does not include individual Failure from wear and tear or other cause not related to the total usage capability of all such Parts in Airline service.

33. "Third Party" means any individual, firm, company, corporation, partnership, joint venture, association, trust, unincorporated organization or body, or any country, state, jurisdiction or government, or any agency, authority, instrumentality or political subdivision thereof, in each case whether having a distinct legal personality or not, other than GE, GE-LLC and Airline.

SECTION II - WARRANTIES

A.   New Engine Warranty

     1 GE warrants each new Engine and Module against Failure for * as follows:

          a.   Parts Credit Allowance will be granted for any Failed Parts.

          b. Labor Allowance for disassembly, reassembly, test and Parts Repair of any new Engine part will be granted for replacement of Failed Parts.

          c    Such Parts Credit Allowance, test and Labor Allowance will be:
               * from new to * and decreasing pro rata from *

     2.   As an alternative to the above allowances, GE shall upon request of
          Airline:

          a. Arrange to have failed Engines and Modules repaired as appropriate, at a facility designated by GE at no charge to Airline for * and at a charge to Airline increasing pro rata from *

          b. Transportation to and from the designated facility shall be at Airline's expense.


                                       B-3
                           GE PROPRIETARY INFORMATION

B.   New Parts Warranty

     In addition to the warranty granted for new Engines and Modules GE warrants new Engine and Module Parts as follows;

     1. During the * for such Parts and Expendable Parts, GE will grant * Parts Credit Allowance or Labor Allowance for repair labor for failed Parts.

     2. GE will grant a pro rata Parts Credit Allowance for Scrapped Parts decreasing from * at the applicable hours designated in Table 1.

C.   Ultimate Life Warranty

     1.   GE warrants Ultimate Life limits on the following parts:

          a.   Fan and Compressor Disks/Spools

          b.   Fan and Compressor Shafts

          c.   Turbine Disks/Shafts

          d.   Turbine Spacer and Impeller

          e.   Compressor Discharge Pressure (CDP) Seal and support

          f.   HPT Rotor Diffuser

     2. GE will grant a * Parts Credit Allowance of, * when * and a credit allowance decreasing * from * Credit will be granted only when such Parts are permanently removed from service by a GE or U.S. Government imposed Ultimate Life Limitation of less than *

D.   Campaign Change Warranty

     1. A campaign change will be declared by GE when a new Part design introduction, Part modification, Part Inspection, or premature replacement of an Engine or Module is required by a time compliance GE Service Bulletin or FAA Airworthiness Directive. Campaign change may also be declared for GE Service Bulletins requesting new Part introduction no later than the next Engine or Module shop visit GE will grant the following Parts Credit Allowances:

               Engines and Modules

               (i)  * for Parts in inventory or removed from service when *

               (ii) Pro rata for Parts in inventory or removed from service decreasing *

               (iii) * for Parts in inventory or removed from service with *
                    regardless of warranty status.

     2. Labor Allowance - GE will grant * Labor Allowance for disassembly, reassembly, modification, testing, or Inspection of GE-supplied Engines, Modules or Parts therefor when such action is required to comply with a mandatory time compliance GE Service Bulletin or FAA Airworthiness Directive. A Labor Allowance will be granted by GE for other GE issued Service Bulletins if so specified in such Service Bulletins.


                                       B-4
                           GE PROPRIETARY INFORMATION

     3. Life Controlled Rotating Parts retired by Ultimate Life limits including FAA Airworthiness Directive, are excluded from Campaign Change Warrant.

E.   Warranty Pass-On

     If requested by Airline and agreed to by GE in writing, GE will extend warranty support for Engines sold by Airline to commercial airline operators, or to other aircraft operators. Such warranty support will be limited to the New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty and will require such operator(s) to agree in writing to be bound by and comply with all the terms and conditions, including the limitations, applicable to such warranties as set forth in this Agreement.

F.   Vendor Back-Up Warranty

     1. GE controls and accessories vendors provide a warranty on their products used on GE Engines. This warranty applies to controls and accessories sold to GE for delivery on installed or spare Engines and controls and accessories sold by the vendor to the airlines on a direct purchase basis. In the event the controls and accessories suffer a failure during the vendor's warranty period, Airline will submit a claim directly to the vendor in accordance with the terms and conditions of the vendor's warranty.

     2. In the event a controls and accessories vendor fails to provide a warranty at least as favorable as the GE New Engine Warranty (for complete controls and accessories) or New Parts Warranty (for components thereof), or if provided, rejects a proper claim from Airline, GE will intercede on behalf of Airline to resolve the claim with the vendor. In the event GE is unable to resolve a proper claim with the vendor, GE will honor a claim from Airline under the provisions and subject to the limitations of GE's New Engine or New Parts Warranty, as applicable. Settlements under Vendor Back-Up Warranty will exclude credits for resultant damage to or from controls and accessories procured directly by Airline from vendors.

G.   Vendor Interface Warranty

     Should any CF6 control or accessory, for which GE is responsible, develop a problem due to its environment or interface with other controls and accessories or with an Engine, Module or equipment supplied by the aircraft manufacturer, GE will be responsible for initialing corrective action. If the vendor disclaims warranty responsibility for Parts requiring replacement, GE will apply the provisions of its New Parts Warranty to such Part whether it was purchased originally from GE or directly from the vendor.

H.   Condition Monitoring Warranty

     1. GE warrants CF6 Condition Monitoring Equipment, installed on new Engines, in accordance with the provisions of its New Engine Warranty as heretofore set forth, except that no Labor Allowance will be granted for disassembly and reassembly of any new Engine component due to inoperative or malfunctioning Condition Monitoring Equipment.

     2. GE warrants CF6 condition monitoring equipment, purchased as Spare Parts, in accordance with the provisions of its New Parts Warranty as heretofore set forth.

I.   Special Tools and Test Equipment Warranty

     1. GE warrants to Airline that the special tools and test equipment sold hereunder will, at the time of delivery, be free from defects in material, workmanship and title.


                                       B-5
                           GF PROPRIETARY INFORMATION

     2. If it appears within * from the date of shipment by GE that any special tool or test equipment delivered hereunder does not meet the warranties specified in Paragraph 1 above and the Airline so notifies GE in writing prior to the expiration of * after the end of that * period, GE shall, at its option upon Airline's satisfactory demonstration that such special tool or test equipment was defective at the time of delivery, correct any such defects either by repairing the defective item or by making available a repair or replacement item, Ex Works, GE's plant, or by refunding the purchase price of such item. At the request of GE, Airline, at its expense, shall ship the defective item to a location on the Airline's system designated by GE.

     3. GE reserves the right to make changes in design and add improvements without incurring any obligation to make, at GEs expense, the same on other special tools or test equipment previously sold by GE.

     4. This Special Tools and Test Equipment Warranty is applicable only if the special tools and test equipment are operated, handled, used, maintained, and repaired in accordance with GE's then-current recommendations as stated in its manuals, bulletins, or other written instructions.

J.   Special Guarantees

     In addition to the Warranties specified above, GE offers the following special guarantees to Airline to provide assurance of effective performance, high reliability and economical operation of the Engine. These guarantees are subject to the conditions set forth in Attachment A hereto. These guarantees apply to Airline's CF6-80E1A3 powered A330 aircraft.

     1.   Extended New Engine Warranty

          GE guarantees that Airline's new Engines and Engine Modules will operate without Failure requiring removal for the first * Engine Right Hours ("EFH").

          Should an Engine or Engine Module be removed due to a Failure covered by this guarantee, GE will provide * Parts Credit Allowance and Labor Allowance necessary to repair the Engine or Engine Module during the first * EFH. In no event will GE pay Airline for the same occurrence or event under this guarantee and the New Engine Warranty.

     2.   Performance Retention Guarantee

          GE guarantees that the cumulative fleet average Engine cruise fuel consumption of new Engines will not, due to Engine deterioration, increase by more than * for the CF6-80E1A3 Engine during the first
          * of Airline's Engine following delivery of the first Aircraft. Attachment D hereto describes the method to be used to determine the baseline and subsequent performance levels of fuel consumption.

          If the actual cumulative fleet average Engine cruise fuel consumption increase due to Engine deterioration exceeds the guarantee at any time during the guarantee period, GE will reimburse Airline for the excess fuel consumed for that portion of the guarantee period during which the guarantee is exceeded, computed at Airline's average monthly cost of fuel. Reimbursement will be in the form of a credit against purchases from GE.


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     3.   Exhaust Gas Temperature ("EGT") Guarantee

          GE guarantees that each new Engine will operate for the first * EFH without removal from the Aircraft due to exceeding the certified maximum takeoff EGT limit.

          If during the applicable guarantee period an Engine is removed from an Aircraft solely for exceeding such takeoff EGT limit, GE will issue a credit in the amount of * for each qualifying removal.

          For an Engine which has experienced a Module change prior to such a removal, this guarantee will apply to such Engine until the highest-time Module in the Engine reaches the total applicable number of EFH under the guarantee. Coverage under this guarantee does not include EGT deterioration due to mechanical failure, as distinct from normal wear

     4.   Aerodynamic Stall Guarantee

          GE guarantees that Airline will have no Aerodynamic Stalls (Engine Surges) due to the Engine from any start of take-off roll to end of landing run) during the first * of Airline's Engine following the delivery of the first Aircraft. If during the guarantee period the guarantee is not met, GE will provide Airline a credit against purchases from GE in the amount of * for each such event.

          Aerodynamic Stalls (Engine Surges) due to Engine maintenance or operational error or which are the result of (i) a mechanical Failure of a Part or (ii) FOD, are excluded from this guarantee.

     5.   * Minutes Extended Twin Operations (ETOPS) Guarantee

          GE guarantees that, during the * years following delivery of Airline's first CF6-80E1A3 powered aircraft, the CF6-S0E1A3 engine hardware sold by GE to the aircraft manufacturer for installation on Airline's aircraft, as well as the spare CF6-80E1A3 Engines and Parts purchased by Airline from GE, will not be the sole cause of preventing Airline's aircraft from obtaining, or maintaining, approval for * minutes ETOPS operation within the prescribed time and reliability limitations set by the FAA for operation of such aircraft.

          If at any time during the term of the guarantee the CF6-80E1A3 powered aircraft loses ETOPS certification, and such loss is the direct and sole caused of the CF6-80E1A3 Engine, GE will issue a credit to Airline for the incremental fuel costs incurred by Airline as a result of having to operate the CF6-80E1A3 powered aircraft on non-ETOPS flight paths.

          This guarantee does not extend to ETOPS related requirements imposed upon Airline while operating the aircraft which specifically relate to the operation and maintenance performance of Airline.

          In no event shall GE's compensation to Airline for fuel resulting from a failure to meet this guarantee exceed * per Aircraft.

     6.   Shop Visit Rate Guarantee

          GE guarantees that Airline's * year cumulative Engine shop visit rate will not exceed *. If at the end of the * year period the guaranteed rate is exceeded, GE will provide Airline a credit against purchases from GE in the amount of * for each Qualifying Shop Visit in excess of the guaranteed rate.


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          Criteria for a "Qualifying Shop Visit" is listed in an Attachment C hereto. Shop visits for which Airline is otherwise reimbursed shall be excluded from this guarantee. Also, Airline's compliance with GE's workscope recommendations shall be a condition of this guarantee.

     7.   In-Flight Shut Down ("IFSD") Rate Guarantee

          GE guarantees that Airline's * cumulative Engine caused IFSD rate will not exceed * per * If at the end of the guarantee period the guaranteed rate is exceeded, GE will provide Airline a credit against purchases from GE in the amount of * for each IFSD in excess of the guaranteed rate.

          For purposes of this guarantee, an "IFSD" is defined as (i) when an Engine Part Fails or malfunctions causing an Engine-imposed shutdown during flight or (ii) subject to investigation to verify compliance with the Flight Crew Operating Manual, when the flight crew elects to shut off fuel to the Engine during flight solely due to an Engine Part Failure or malfunction.

     8.   Delay and Cancellations("D&C") Rate Guarantee

          GE guarantees that Airline's * cumulative Engine-caused Delay (in excess of 15 minutes) and Cancellation rate will not exceed * per * scheduled departures. If at the end of the guarantee period the guaranteed rate is exceeded, GE will provide Airline a credit against purchases from GE in the amount of * for each Engine-caused Cancellation in excess of the guaranteed rate.

          "Delays and Cancellations" are defined in Attachment B hereto.

     9.   Remote Site Removal Rate Guarantee

          GE guarantees that Airline's Engine Remote Site Removal rate during the first * of its Engine revenue service will not exceed * per * EFH. If at the end of the guarantee period the guaranteed rate is exceeded, GE will provide Airline a credit against purchases from GE in the amount of * for each removal in excess of the guaranteed rate.

          For purposes of this guarantee, "Remote Site Removal" is defined as an Engine-caused Failure requiring Engine removal from the aircraft at any location except Airline's main base or where a spare Engine is available.

     10.  Maintenenance Cost Guarantee

          Provided (i) Airline utilizes a remote diagnostics service satisfactory to GE for fleet trending and troubleshooting; (ii) the Engines are maintained in accordance with GE's Workscope Planning Guide and (iii) the overhaul of the Engines is performed at a repair facility satisfactory to GE, GE guarantees that Airline's Cumulative Net Engine Maintenance Cost for the CF6-80E1A3 Engines during the Initial * of such operation will not exceed * per * for material plus the equivalent of maintenance man-hours of labor per EFH at the warranty labor rate agreed to between GE and Airline to perform shop maintenance on such Engines during such period.

          For purposes of this guarantee, Airline's "Cumulative Net Engine Maintenance Cost" for such Engines shall be defined as (i) the actual price of Engine Parts purchased by Airline through GE Spare Parts Catalog sales to replace CF6-80E1A3 Engine Parts scrapped during the guarantee period, less (i) any material credits issued under warranty, another guarantee, or other program considerations, (ii)


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                           GE PROPRIETARY INFORMATION

          Ultimate Life Parts, (iii) material handling charges or surcharges by repair agencies, outside services (except for high technology repairs as stated below), transportation charges, taxes, duties, insurance, as well as (iv) parts (no) sold by GE required to repair QEC, Reversers, exhaust nozzles and Nacelies plus (II) the actual total cost to Airline for high-tech repairs to Engine Parts performed outside Airline's shop plus (III) the above described cost of shop labor. However, the cost of such outside high-tech repairs will only be included under the guarantee up to the amount otherwise charged by GE for such repair. Also, Engine line maintenance labor is not covered by this guarantee.

          The above described * per' * guaranteed rate for material cost will be adjusted annually for escalation in accordance with the appropriate provisions of Attachment E hereto, using a Base Composite Price Index
          (B1) of GE (January 2000).

          If at the end of the guarantee period the guarantee level is exceeded, GE will provide Airline, in the form of a credit against subsequent purchases from GE of goods and /or services, an amount equal to * of a cumulative combination of excess Cumulative Net Engine Maintenance Cost, Engine Parts scrapped due to service bulletin compliance will be included in the material portion of the guarantee at a mutually agreeable rate provided that the service bulletins are agreed to by Airline and GE. In cases where a Parts Repair procedure is required and is not available from GE within * months from receipt of Airline's request for such repair procedure, the Part awaiting repair may, unless GE and Airline agree otherwise, be Scrapped and the replacement purchase from GE will be covered by this guarantee.

K. THE WARRANTIES AND SPECIAL GUARANTEES SET FORTH IN THIS PRODUCT SUPPORT PLAN OR ANY LETTER AGREEMENT HERETO ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES, WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE). THESE WARRANTIES AND REMEDIES ARE SUBJECT TO THE GENERAL CONDITIONS SET FORTH IN SECTION X OF THIS EXHIBIT B.

SECTION III - SPARE PARTS PROVISIONING

A.   Provisioning Data

     1. In connection with Airline's initial provisioning of Spare Parts, GE or GE-LLC shall furnish Airline with data in accordance with ATA Specification 200 using Revision No.20, or a revision mutually agreed to in writing by GE and Airline.

     2. It is the intention of the parties hereto to comply with the requirements of the ATA Specification 200 and any future changes thereto, except that neither party shall deny the other the right to negotiate reasonable changes in the procedures or requirements of the Specification which procedures or requirements, if complied with exactly, would result in an undue operating burden or unnecessary economic penalty.

          The data to be provided by GE or GE-LLC to Airline shall encompass all Parts listed in GE-LLC's Illustrated Parts Catalogs. GE-LLC further agrees to become total supplier of Initial Provisioning Data for all vendor Spare Parts in accordance with Paragraph 1. above.

     3. Beginning on a dale no earlier than eighteen (18) months and no later than twelve (12) months prior to delivery of Airline's first aircraft, or as mutually agreed, GE-LLC shall provide to Airline a complete set of Initial Provisioning Data and shall progressively revise this data until ninety (90) days after delivery of the first aircraft or as mutually agreed. A status report will be issued periodically. Provisioning data will


                                       B-9
                           GE PROPRIETARY INFORMATION
          be reinstituted for subsequent spare Engines reflecting the latest modification status. GE-LLC will make available a list of major suppliers as requested by Airline. GE-LLC will provide, or cause to be provided on behalf of its vendors, the same service detailed in this clause.

B.   Pre-Provisioning Conference

     A pre-provisioning conference, attended by the GE-LLC and Airline personnel directly responsible for initial provisioning of Spare Parts hereunder, will be held at a mutually agreed time and place prior to the placing by Airline of initial provisioning orders. The purpose of this conference is to discuss systems, procedures and documents available to the Airline for the initial provisioning cycle of the Products.

C.   Changes

     GE-LLC shall have the right to make corrections and changes in the Initial Provisioning Data in accordance with Chapter 2 (Initial Provisioning) of ATA 200 Specification entitled "Integrated Data Processing Supply" using Revision No. 20, or a revision mutually agreed to in writing by GE-LLC and Airline. So long as Airline operates one (1) aircraft powered by CF6 Engines and there are five (5) such aircraft powered by CF6 Engines in commercial airline service, GE-LLC will progressively revise Airline's Procurement Data tape in accordance with Chapter 3 (Order Administration) of ATA Specification 200 entitled "Integrated Data Processing Supply" using Revision No. 20, or a revision mutually agreed to in writing by GE-LLC and Airline.

D.   Return Of Parts

     Airline shall have the right to return to GE-LLC, at GE-LLC's expense, any new or unused Part which has been shipped in excess of the quantity ordered or which is not the part number ordered or which is in a discrepant condition except for damage in transit.

E.   Parts Buy-Back

     Within the first * after delivery of the first aircraft to Airline, GE-LLC will agree (i) to repurchase at the invoiced price, any initially provisioned Spare Parts purchased from GE-LLC which GE-LLC recommended that Airline purchase, in the event such Parts are found to be surplus to Airline's needs; or (ii) to exchange with Airline the equivalent value thereof in other Spare Parts. Such Parts must be new and unused, in original GE packaging, and shall meet GE Inspection requirements. Parts which become surplus to Airline's needs by reason of Airline's decision to upgrade or dispose of Products are excluded from this provision. Shipping costs for Parts returned will be paid by Airline.

F.   Parts of Modified Design

     1. GE-LLC shall have the right to make modifications to design or changes in the Spare Parts sold to Airline hereunder.

     2. GE-LLC will from time to time inform Airline in accordance with the means set forth in ATA Specification 2000, when such Spare Parts of modified design become available for shipment hereunder.

     3. Spare Parts of the modified design will be supplied unless Airline advises GE-LLC in writing of its contrary desire within ninety (90) days of the issuance of the Service Bulletin specifying the change to the modified Parts. In such event, Airline may negotiate for the continued supply of Spare Parts of the premodified design at a rate of delivery and price to be agreed upon.


                                      B-10
                           GE PROPRIETARY INFORMATION

G.   Spare Parts Availability

     1. GE-LLC will ship reasonable quantities (three months normal usage) of Spare Parts which are included in GE-LLC's Spare Parts Catalog within * day lead time of IV. Spare Parts for I. above which are manufactured by GE or supplied by GE-LLC for commercial use as components of a new Engine or purchased from GE-LLC for commercial use as replacement (spare) parts. Following receipt of an acceptable purchase order from Airline:

          Lead time for Spare Parts and other material which are not included in GE-LLC's Spare Parts Catalog will be shipped as quoted by GE-LLC.

     2. GE-LLC will maintain a stock of Spare Parts to cover Airline's emergency needs. For purposes of this Paragraph, emergency is understood by GE-LLC and Airline to mean the occurrence of any one of the following conditions.

          AOG        -   Aircraft on Ground
          Critical   -   Imminent AOG or Work Stoppage
          Expedite   -   Less than Normal Lead Time

          Airline will order Spare Parts according to lead time as provided in Paragraph 1. above, but should Airline's Spare Parts requirements arise as a result of an emergency. Airline can draw such Spare Parts from GE-LLC's stock. A 24-hour telephone service is available to Airline for this purpose. If an emergency does exist, GE-LLC will use its best efforts to ship required Spare Part(s) within the time period set forth below following receipt of an acceptable purchase order from Airline.

          AOG        -   *
          Critical   -   *
          Expedite   -   *

SECTION IV - TECHNICAL DATA

A. GE shall make available to Airline the technical data, including revisions thereof, at no charge, in the quantities as specified in Exhibit E and at a time and to a location as mutually agreed.

     Such technical data shall be prepared by GE in accordance with the applicable provisions of ATA Specification * (including necessary deviations) as the same may be revised from time to time.

     If Airline requires GE to furnish the technical data in a form different from that normally furnished by GE pursuant to ATA Specification *, or in quantities greater than those specified in Exhibit E, GE will, upon written request from Airline, furnish Airline with a written quotation for furnishing such technical data.

     Revisions to the above technical data shall be furnished by GE to Airline at no charge for quantities equivalent to the quantities specified in Exhibit E for as long as Airline operates * CF6-80E1 powered aircraft and there is a total of * CF6-80E1 powered aircraft in commercial airline service. Such quantities of revisions may be mutually modified in order to reflect any change in Airline's CF6-80E1 operation.

     GE shall incorporate in the Engine Illustrated Parts Catalog and Engine Shop Manual all appropriate GE service bulletins for as long as Airline receives revisions to technical data. Premodified and postmodified configurations shall be included by GE unless Airline informs GE that a configuration is no longer required.


                                      B-11
                           GE PROPREITARY INFORMATION

     GE shall incorporate in the Engine Illustrated Parts Catalog and the Engine Manual all appropriate GE Service Bulletins for as long as Airline receives revisions to technical information or data. Premodified and postmodified configurations shall be included by GE unless Airline informs GE that a configuration is no longer required.

B. GE will require each vendor to furnish technical data consisting of copies of a component maintenance manual and service bulletins. Such vendor publications shall be furnished by GE to Airline in accordance with and subject to the same provisions as those set forth in Paragraph A. above.

C. GE will also require its ground support equipment vendors, where appropriate, to furnish to Airline, at no charge, technical data determined by GE to be necessary for Airline to maintain, overhaul and calibrate special tools and test equipment. Such vendor-furnished technical data shall be furnished in accordance with and subject to the same provisions as those set forth in Paragraph A. above, except that the technical data shall be prepared in accordance with the applicable provisions of ATA 101 Specification, as the same may be revised from time to time.

D. The following technical data, not covered by ATA Specifications, shall be furnished by GE to Airline in the quantities and at a time and to a location as mutually agreed:

     -    Installation Manual (if required)

     -    General Facility Study

     -    Parts serialization records

E.   Where applicable, technical data as described in the above Paragraphs A.,
     B. and D., furnished by GE or by GE vendors to Airline hereunder, shall be printed in the simplified English language.

F. All technical data furnished herein by GE to Airline shall be subject to the provisions of Article X, "Information and Data", of this Agreement.

SECTION V - TECHNICAL TRAINING

A.   General

     This general provision describes the current maintenance training to be provided by GE at GE's training facilities in Springdale, Ohio. GE will provide, at no charge to Airline, except as otherwise provided herein, a number of student days" for maintenance training as defined hereunder:

     - 100 Student Days" for the first CF6-80E1 powered aircraft delivered to Airline

     -    20 additional Student Days" for any such additional aircraft

     "Student Days = number of students X number of class days

     Such days will be applied against courses selected from the list set forth in paragraph C (Standard Maintenance Training) listed on the next page. Any additional training beyond this threshold shall be at Airline's cost. It is necessary for Airline to use such maintenance training days prior to delivery of the first aircraft, unless the parties have otherwise agreed in writing.

     All instruction, examinations and materials shall be prepared and presented in the English language and in the units of measure used by GE. Airline will provide interpreters, if required, for Airline's personnel.


                                      B-12
                           GE PROPRIETARY INFORMATION

     GE shall incorporate in the Engine Illustrated Parts Catalog and the Engine Manual all appropriate GE Service Bulletins for as long as Airline receives revisions to technical information or data. Premodified and postmodified configurations shall be included by GE unless Airline informs GE that a configuration is no longer required.

B. GE will require each vendor to furnish technical data consisting of copies of a component maintenance manual and service bulletins. Such vendor publications shall be furnished by GE to Airline in accordance with and subject to the same provisions as those set forth in Paragraph A. above.

C. GE will also require its ground support equipment vendors, where appropriate, to furnish to Airline, at no charge, technical data determined by GE to be necessary for Airline to maintain, overhaul and calibrate special tools and test equipment. Such vendor-furnished technical data shall be furnished in accordance with and subject to the same provisions as those set forth in Paragraph A. above, except that the technical data shall be prepared in accordance with the applicable provisions of ATA 101 Specification, as the same may be revised from time to time.

D. The following technical data, not covered by ATA Specifications, shall be furnished by GE to Airline in the quantities and at a time and to a location as mutually agreed:

     -    Installation Manual (if required)

     -    General Facility Study

     -    Parts serialization records

E. Where applicable, technical data as described in the above Paragraphs A, B, and D., furnished by GE or by GE vendors to Airline hereunder, shall be printed in the simplified English language.

F. All technical data furnished herein by GE to Airline shall be subject to the provisions of Article X, "Information and Data", of this Agreement.

SECTION V - TECHNICAL TRAINING

A.   General

     This general provision describes the current maintenance training to be provided by GE at GE's training facilities in Springdale, Ohio. GE will provide, at no charge to Airline, except as otherwise provided herein, a number of student days* for maintenance training as defined hereunder:

     - 100 Student Days* for the first CF6-80E1 powered aircraft delivered to Airline

     -    20 additional Student Days* for any such additional aircraft '

     *    Student Days = number of students X number of class days

     Such days will be applied against courses selected from the list set forth in paragraph C (Standard Maintenance Training) listed on the next page. Any additional training beyond this threshold shall be at Airline's cost. It is necessary for Airline to use such maintenance training days prior to delivery of the first aircraft, unless the parties have otherwise agreed in writing.

     All instruction, examinations and materials shall be prepared and presented in the English language and in the units of measure used by GE. Airline will provide interpreters, if required, for Airline's personnel.


                                      B-12
                           GE PROPRIETARY INFORMATION
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     Airline will be responsible for the living and medical expenses of
     Airline's personnel during maintenance training. For maintenance training provided at Springdale, Ohio, GE will assist Airline's personnel in making arrangements for hotels and transportation between selected lodging and the training facility.

B.   Maintenance Training Conference

     No later than twelve months prior to delivery of Airline's first CF6-80E1-powered aircraft, GE and Airline will conduct a maintenance training conference call in order to schedule and discuss the maintenance training. Alternatively, Airline is welcome to visit GE's training facilities and discuss such training. During such maintenance conference call or visit, Airline will indicate the courses selected and arrange a mutually acceptable schedule.

C.   Standard Maintenance Training

     Standard maintenance training will consist of computer-based training in classroom presentations supported by training materials and, when applicable, hands-on practice. Training material will be based on ATA Specification 104 guidelines.

     ATA104-Level I   -   General Familiarization
     ATA104-Level II  -   Ramp and Transit
     ATA104-Level III -   Line and Base Maintenance
     ATA104-level IV  -   Specialized Training:
                             Borescope Inspection
                             Fan Trim Balance
                             Major Module Replacement
                             Module Replacement

D.   Optional Maintenance Training

     Non-standard maintenance training courses are described in the current GE Training Course Syllabus and GE will provide a quote upon request.

E.   Training at a Facility Other Than GE's Facilities

     If requested prior to the conclusion of the maintenance training planning conference call or visit, GE will conduct the classroom training described in paragraph C (Standard Maintenance Training) at a mutually acceptable alternate training site, subject to the following conditions:

     1. Airline will be responsible for providing acceptable classroom space and training equipment required to present the GE courseware.

     2. Airline will pay GE's travel and living charges for each GE instructor for each day, or fraction thereof, that such instructor is away from Springdale, Ohio, including travel time.

     3. Airline will reimburse GE for round-trip transportation for GE's instructors and training materials between Springdale, Ohio, and such alternate training site.

     4. Those portions of the training that require use of GE's training devices shall be conducted at GE designated facilities.


                                      B-13
                           GE PROPRIETARY INFORMATION

F.   Supplier Training

     The standard maintenance training includes sufficient information on the location, operation and servicing of Engine equipment, accessories and parts provided by suppliers to support line maintenance functions.

     If Airline requires additional maintenance training with respect to any supplier-provided equipment, accessories or parts, Airline will schedule such training directly with the supplier.

G.   Student Training Material

     1. Manuals. When required, GE will provide at the beginning of each maintenance training course, one set of training manuals, or equivalent, for each student attending such course.

     2.   Line Maintenance.

          GE will provide one set of the following training material, per course, as applicable:

          2.1 Video Tapes - GE will loan to Airline a set of video tapes on 3/4 inch U-matic or 1/2 inch VHS cassettes in NTSC, PAL or SECAM standard, as selected by Airline.

          2.2 Computer-Based Training (CBT) - GE will provide CBT courseware and instructions for courseware installation and operation.

     3.   Courses Other Than Line Maintenance

          GE will provide one set of the following training material, per course, as applicable.

          3.1 Video Tapes - GE will loan to Airline a set of video tapes on 3/4 inch U-matic or 1/2 inch VHS cassettes in NTSC, PAL or SECAM standard, as selected by Airline.

          3.2 Computer-Based Training (CBT) - GE will provide CBT courseware and instructions for courseware installation and operation.

SECTION VI - CUSTOMER FACTORY AND FIELD SUPPORT

GE shall make available to Airline on an as-required basis, at no charge, a field service representative as GE's representative at Airline's main base. These specialists will assist Airline in areas of unscheduled maintenance action and Product scrap approval and will provide rapid communication between Airline's maintenance base and GE's factory personnel.

SECTION VII - PRODUCT SUPPORT ENGINEERING

Factory based engineers who are specialized in powerplant engineering problems will make visits to Airline, at no charge to Airline, when problems are encountered. These engineers will coordinate with the CF6 Engine design engineers and Airline's powerplant engineering group. Where specific design problems require a better understanding of Airline's experience, design engineers will work directly with Airline's powerplant engineering personnel to solve the problem.


                                      B-14
                           GE PROPRIETARY INFORMATION

SECTION VIII - OPERATIONS ENGINEERING

Flight operations engineering personnel will be available, at no charge to Airline, for consultation with respect to recommended operating practices to enhance Engine reliability, safety, and operations costs. Consultations may be in the form of teleconference messages, or on-site seminars and surveys.

SECTION IX - GROUND SUPPORT EQUIPMENT

Upon Airline's specific request, GE will provide to Airline, at no charge, assembly drawings related to Engine maintenance and repair tooling GE has designed for the Engine, including complete specifications for the special test equipment which is developed, Engine maintenance tooling, lifting devices, transportation devices, and accessory or component stands will be offered for sale to Airline if Airline does not elect to purchase this equipment from GE licensed vendors.

SECTION X - GENERAL CONDITIONS - CF6-80E1 PRODUCT SUPPORT PLAN

A. Airline will maintain adequate operational and maintenance records and make these available for GE inspection.

B. The warranty and guarantee provisions of this CF6-80E1 Product Support Plan will not apply to any Product if it has been reasonably determined by GE that the Engine, Module or any Parts thereof:

     -    Has not been properly installed or maintained; or

     - Has been operated contrary to applicable GE recommendations as contained in its Manuals, Bulletins, or other written instructions; or

     - Has been repaired or altered outside of GE facilities in such a way as to impair its safety of operation or efficiency; or

     -    Has been subjected to misuse, neglect or accident; or

     -    Has been subjected to Foreign Object Damage; or

     - Has been subjected to any other defect or cause not within the control of GE; or

     - Has been subjected to the control or use of another engine manufacturer; or

     -    Has not been sold originally by GE to Airline for commercial use.

C. The express provisions of this CF6-80E1 Product Support Plan set forth the maximum liability of GE with respect to claims of any kind, including, without limitation, negligence arising out of the manufacture, sale, possession, use or handling of the Products or Parts thereof or therefor, and in no case shall GE's liability to Airline exceed the purchase price of the Product giving rise to Airline's claim. In no event shall GE be liable for incidental or consequential damages. For the purpose of this Section X, the term "GE" means General Electric Company, its subsidiaries, assigns, subcontractors, suppliers, Product co-producers, and the respective directors, officers, employees, and agents of each.

D.   Except as provided in the Vendor Back-up Warranty provisions in Paragraph
     F. of Section II hereof, no Parts Credit Allowance will be granted and no claim for loss or liability will be recognized by GE for Parts of the Engine, whether original, repair, replacement, or otherwise, unless sold originally by GE to Airline for commercial use.

E. Airline shall apprise GE of any Failure subject to the conditions of this CF6 Product Support Plan within sixty (60) days after the discovery of such Failure. Any Part for which a Parts Credit Allowance is requested by Airline shall be returned to GE upon specific request by GE. Upon return to GE, such Part shall become the property of GE unless GE directs otherwise. Transportation expenses shall be borne by GE.


                                      B-15
                            GE PROPRIETARY INFORMATION

F. The warranty applicable to a replacement Part provided under the terms of the New Engine Warranty or New Parts Warranty shall be the same as the warranty on the original Part. The unexpired portion of the applicable warranty will apply to Parts repaired under the terms of such warranty.

G. Airline will cooperate with GE in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs.

H.   Except as provided in the Warranty Pass-On provisions in Paragraph E. of
     Section II hereof, this Product Support Plan applies only to the original purchaser of the CF6-80E1 Engine except that installed Engines supplied to Airline through the aircraft manufacturer or aircraft lessor shall be considered as original Airline purchases covered by this Product Support Plan.

I. Airline will provide GE a report identifying serialized rotating parts which have been scrapped by Airline. Format and frequency of reporting will be mutually agreed to by Airline and GE.


                                      B-16
                            GE PROPRIETARY INFORMATION

                                     TABLE 1
                          CF6-80E1 WARRANTY PARTS LIST

                                        *


                                      B-17
                            GE PROPRIETARY INFORMATION

                                     TABLE 1
                          CF6-80E1 WARRANTY PARTS LIST
                                    CONTINUED

                                        *


                                      B-18
                            GE PROPRIETARY INFORMATION

                                  FADEC ENGINE

                                     TABLE 1
                          CF6-80E1 WARRANTY PARTS LIST
                                    CONTINUED

                                        *


                                      B-19
                            GE PROPRIETARY INFORMATION

                                  ATTACHMENT A
                  BASIS AND CONDITIONS FOR SPECIAL GUARANTEES

A.   General Conditions

     The Special Guarantees offered herein have been developed specifically for Airline's five (5) leased Aircraft equipped with CF6-80E1A3 engines and two(2) CF6-80E1A3 spare engines (hereinafter referred to as the "Engine(s)") as identified in Letter Agreement No. 1 to this Agreement. They are offered to Airline contingent upon:

     1. Airline accepting delivery of the five (5) leased CF6-80E1A3 powered A330 aircraft in the time period described in Letter Agreement No. 1 (hereinafter referred to as the "Aircraft");

     2. Airline procuring (through lease from GE Capital Aviation Services or purchase from GE) two (2) CF6-60E1A3 spare engines and the GE recommended number of Engine Modules;

     3. Airline's Engines being identified and maintained separately from other operators' engines at the repair agency;

     4. Agreement between Airline and GE regarding administration of the guarantees;

     5. Airline operating Aircraft (i) an average aircraft flight leg of 6.0 hours or greater, (ii) an average engine takeoff thrust derate of 15 percent or greater and (iii) an average annual Aircraft utilization of 4,700 hours per year maximum. A change in Aircraft or Engine quantity, Aircraft or Engine model, Aircraft delivery schedule from that described in the proposal, or flight operations resulting in more severe operating conditions than described above will require adjustment of the guaranteed values to reflect such different conditions, using GE's operational severity criteria;

     6. Airline and GE agreement upon the Engine restoration workscope necessary during each shop visit;

     7. Available on-wing maintenance and performance restoration procedures being used to avoid unnecessary shop visits; and

     8. Service bulletins agreed to between Airline and GE being incorporated in a timely manner.

B.   Exclusions

     The guarantees shall not apply (i) to repairs that are due to negligence, accidents, improper operation and/or improper maintenance or (ii) if the Engines are employed in power-back Aircraft operation.

     Except for the Shop Visit Rate Guarantee, events and costs resulting from FOD are excluded from the guarantees.

C.   Term and Administration

     1. The guarantees commence with delivery of Airline's first Aircraft and end 10 years thereafter. The guarantees are not assignable without the written consent of GE.

     2. GE will, with Airline's assistance, conduct an accounting at least annually to determine the status of each guarantee. If compensation becomes available to Airline under more than one specific guarantee, warranty or other engine program consideration, Airline will not receive duplicate compensation but will


                                      B-20
                           GE PROPRIETARY INFORMATION
          receive the compensation most beneficial to Airline under a single guarantee, warranty or other program consideration. Unless otherwise stated, the guarantee compensation will be in the form of credits to be used by Airline against the purchase from GE of Spare Engines, Spare Parts, and/or Engine services.

     3. The guarantees identified in Paragraphs J.6-J.10 of Section II of Exhibit B will be settled on an annual basis. If an annual settlement determines that a particular guarantee rate has been exceeded, Airline shall be entitled to the applicable credit identified in Paragraphs J.6-J.10 of Section II of Exhibit B. However if a subsequent annual settlement determines that a guarantee under which the Airline has previously been granted a credit does not exceeded the guarantee rate, Airline shall reimburse GE the full amount of the credit with 30 days of such annual settlement.

D.   Miscellaneous

     The General Conditions described in Exhibit B (Product Support Plan) of the General Terms Agreement between GE and Airline apply to the guarantees.


                                      B-21
                           GE PROPRIETARY INFORMATION

                                  ATTACHMENT B
                DELAY AND CANCELLATION DEFINITIONS FOR GUARANTEE

Delay

     Technical delays occur when the malfunctioning of an item, the checking of same, or necessary corrective action causes the final departure to be delayed more than a specified time (fifteen minutes) after the programmed departure time in any of the following instances:

     1.   An originating flight departs later than the scheduled departure time.

     2. A through service or turnaround flight remains on the ground longer than the allowable ground time.

     3.   The aircraft is released late from maintenance.

     NOTE:

     A cancellation supersedes a delay (i.e., a flight which is canceled after having been delayed is considered to be a cancellation only - not a delay and a cancellation).

Cancellation

     Elimination of a scheduled trip because of a known or reasonably suspected malfunction and/or defect.

     NOTE:

     Cancellation of any or all of the flight legs of multi-leg trip constitutes only one cancellation.


                                      B-22
                           GE PROPRIETARY INFORMATION

                                  ATTACHMENT C
               SHOP VISIT RATE GUARANTEE - QUALIFYING SHOP VISITS

Engine shop visits will qualify under the Shop Visit Rate Guarantee if the shop visit meets any of the following criteria:

     1. The shop visit was necessary to correct an Engine-caused Failure. Shop visits for work that could have been performed on-wing, but was performed in the shop for convenience, do not qualify.

     2. The shop visit was necessary to comply with an Airworthiness Directive issued by FAA or recommendations contained in GE's mandatory compliance service bulletins requiring compliance within a specified number of Flight Hours or Cycles.

     3. The shop visit was necessary to comply with a GE written recommendation to perform scheduled maintenance.

     4. Shop visits to correct Failures caused by normal Foreign Object Damage ("FOD") will qualify under the guarantee provided the FOD was the result of birds weighing less than 2.5 pounds or hail and correction of the Failure could not be performed on-wing. Qualifying shop visits due to FOD are limited to a maximum of 10% of the guaranteed shop visits.


                                      B-23
                           GE PROPRIETARY INFORMATION

                                  ATTACHMENT D
                   PERFORMANCE RETENTION GUARANTEE CALCULATION

     1. Fleet average base point for the Engine fuel consumption guarantee shall be an average of the first 20 revenue flight cruise points of all Engines covered by the guarantee. For a valid base, the standard deviation of the calculated fuel flow deltas must not exceed 1.0%.

     2. The period covered by the guarantee starts from the first revenue flight of the first Aircraft.

     3. The minimum data required after the base point is established is twenty revenue flight cruise points every 90 days for each installed Engine. GE also requests copies of any form of performance trending chosen by Airline to be submitted on a monthly basis.

     4.   Cruise data reported quarterly must include the following:

          Aircraft Number; Engine Serial Number (ESN); Date; Flight Number; Engine Position; Altitude; Mach Number; Total Air Temperature (TAT); and the following at Cruise Point: N(1) (Fan Speed); EGT; N2 (Core Speed); Fuel Flow; and Bleed Configuration.

     5. Increase of fleet average cruise fuel consumption or trends suggesting that the fuel consumption guarantee level is approaching may lead to the following:

          a.   GE Flight Audits.

          b. Test cell confirmation runs on specific Engines. The altitude guarantee will be translated to sea level conditions plus nominal installation loss for comparison purposes.

     6. If, as a result of incorporation of service bulletins or other Engine modifications, the initially established relationship of Engine fuel flow, thrust and fan speed (N(1)) is altered, the measured, calibrated fuel consumption shall be suitably corrected to give effect to this change.

     7. Airline is to maintain records of total fuel purchased and monthly cost thereof (price per gallon) during the period of this guarantee in substantiation of any claim hereunder.


                                      B-24
                           GE PROPRIETARY INFORMATION

                                  ATTACHMENT E
              MAINTENANCE COST GUARANTEE ADJUSTMENT FOR ESCALATION

For purposes of determining the Maintenance Cost Guarantee adjusted for escalation, the following formula will apply:

*

     where:

     On  = Adjusted Maintenance Cost Guarantee for any annual period.

     Ob  = Base Maintenance Cost Guarantee.

     CPI = Weighted Average Composite Price Index for annual period for which
           On is being calculated, i.e.

           65% Labor (L)
           35% Industrial Commodities (IC)

           The Weighted Average Composite Price Index shall be the 12-month arithmetic average of the composite index calculated for each month of the period using the final value for each index as published by the Bureau of Labor Statistics for each such month. The individual indices are the same indices as defined in detail in Attachment J except for the Labor Index (L) which shall be the "Hourly Earnings of Aircraft Engine and Engine Parts Production Workers" SIC 3724 (Base year 1982 = 100).

     BI  = Base Composite Price Index quoted for the Base Maintenance Cost
           Guarantee. This base index is calculated using the same percentages of the same indices listed under CPI above, and using the final published values of each index for the quoted base month.


                                      B-25
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT C
                                   ESCALATION

I. The base price for Products purchased hereunder shall be adjusted pursuant to the provisions of this Exhibit.

II.  For the purpose of this adjustment:

                                        *


                                       C-1
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT C
                                   ESCALATION
                                   (CONTINUED)

                                        *


                                       C-2
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT C
                                   ESCALATION
                                   (CONTINUED)

                                        *


                                       C-3
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT D
                                GE PAYMENT TERMS

A. Airline shall pay GE with respect to each purchase order hereunder, the following amounts in United States Dollars and in immediately available funds. Payment will be effective upon receipt hereof.

     1.   For all GE Products other than special tools and test equipment:

                                        *

     2. For special tools and test equipment, payment of the selling price shall be made *

B. All invoicing and payments (including payment details) hereunder shall be transmitted electronically to GE's bank account as notified by GE on its invoices.

C. If delivery hereunder is delayed by Airline, payment shall be made based on the delivery schedule set forth in the purchase order as accepted by GE.

D. Other terms of payment may be required from time to time based upon such matters as the value of the order, delivery requirements, availability of foreign exchange, and the existing financial situation. In such event, GE will establish payment terms to meet these requirements.

E. If Airline fails to make any of the foregoing payments when due, Airline will also pay to GE, without prejudice to any other rights available to GE under this Agreement, interest on any late payment, calculated from the payment due date to the date of actual remittance. Interest will be computed * over the prime floating interest rate per annum as announced from time to time by Chase Manhattan Bank, N.A., New York, New York, USA (or its successor) for twelve month U.S. Dollar deposits, but in no event will the rate of interest be greater than the highest interest rate then permitted under applicable law.


                                       D-1
                           GE PROPRIETARY INFORMATION

                                   EXHIBIT D-1
                              GE-LLC PAYMENT TERMS

A. Airline shall pay GE-LLC fee selling price of each GE-LLC Product at time of delivery thereof.

B. All invoicing and payments (including payment details) hereunder shall be transmitted electronically to GE-LLC's bank account as notified by GE-LLC on its invoices.

C. If delivery hereunder delayed by Airline, payment shall be made based on the delivery schedule set forth in the purchase order as accepted by GE-LLC.

D. Other terms of payment may be required from time to time based upon such matters as the value of the order, delivery requirements, availability of foreign exchange, and the existing financial situation. In such event, GE-LLC will establish payment terms to meet these requirements.

E. If Airline fails to make any of the payments when due, Airline will also pay to GE-LLC, without prejudice to any other rights available to GE-LLC under this Agreement, interest on any late payment, calculated from the payment due date to the date of actual remittance. Interest will be computed * over the prime floating interest rate per annum as announced from time to time by Chase Manhattan Bank, N A., New York, New York, U.S.A. (or its successor) for twelve month U.S. Dollar deposits, but in no event will the rate of interest be greater than the highest interest rate then permitted under applicable law.


                                       D-2
                           GE PROPRIETARY INFORMATION

                                    EXHIBIT E
                                 TECHNICAL DATA

ITEM                 NAME                              FORMAT
----                 ----                              ------
 1     Engine Illustrated Parts Catalog     Printed 2 sides
                                                   OR
                                            One Side Copy
                                            Microfilm (16mm)
                                                   OR
                                            Microfilm (Silver Halide)
2      Engine Shop Manual                   Printed 2 sides             *
                                                   OR
                                            One Side Copy
                                            Microfilm (16 mm)
                                                   OR
                                            Microfilm (Silver Halide)
3      Component Maintenance Manuals        Printed 2 sides
                                            Microfilm (16 mm)
4      Illustrated Tool and                 Printed 2 sides
       Equipment Manual                     Microfilm (16 mm)
5      Ground Support Equipment             Printed 2 sides
6      Non-Destructive Testing Manuals      Printed 2 sides
                                            Microfilm (16 mm)
7      Specific Operating Instruction       Printed 2 sides
                                            Microfilm (16 mm)
8      Service Bulletins                    Printed 2 sides
                                            Microfilm (16 mm) Initial Dot.
                                            & yearly revision only
9      Service Bulletins Index              Printed 2 sides
                                            Microfilm (16 mm) Initial Dot.
                                            & yearly revision only
10     Standard Practices Manual            Printed 2 sides
                                            Microfilm (16 mm)
11     Consumable Products Manual           Printed 2 sides
                                            Microfilm (16 mm)
12     Technical Manual Index               Printed 2 sides
13     I.P.C, E.S.M., I.T.E.M., N.D.T.M,    CD-ROM
       S.B., C.P.M.


                                       E-1
                           GE PROPRIETARY INFORMATION

(G ENGINES LOGO)                                                     GE AIRCRAFT

                                                       One Neumann Way
                                                       Cincinnati, OH 45215-1988

LETTER AGREEMENT NO. 1

TAM Linhas Aereas, S.A.

Gentlemen:

General Electric Company ("GE") and TAM Linhas Aereas, SA, ("Airline") have entered into General Terms Agreement No. GE-00-0059 dated ________, 2001. (the "Agreement"). This Agreement contains applicable terms and conditions governing the sale by GE and the purchase by Airline from GE of CF6 series engines and associated equipment in support of Airline's acquisition of new aircraft.

In consideration of Airline's agreement to take delivery of five (5) new firm CF6-80E1A3 powered A330-200 aircraft ("Aircraft") and two CF6-80E1A3 spare engines ("Spares") leased directly from GE Capital Aviation Services ("GECAS") according to the delivery schedule set forth in Attachment A hereto (hereinafter referred to as "Delivery Schedule"), the parties agree as follows:

I.   Prices

     Base prices for CF6-80E1A3 spare engines and associated equipment delivered through December 31, 2003 in support of the current firm Aircraft, are set forth in Attachment B hereto.

II.  Special Introductory Allowances

     To facilitate the introduction of a new A330 fleet powered by CF6-80E1 Engines, GE will provide Airline with the following special introductory allowances. These allowances are subject to the conditions set forth in Attachment C hereto

                                       *


                                LA NO 1 PAGE - 1
                           GE PROPRIETARY INFORMATION

                                       *

The obligations set forth in the Letter Agreement No. 1 are in addition to the obligations set forth in General Terms Agreement No. GE-00-0059.

Please indicate your agreement with the forgoing by signing the original and one
(1) copy in the space provided below.

                                        Very truly yours,

TAM UNHAS AEREAS, S.A.                  GENERAL ELECTRIC COMPANY


BY: /s/                                 BY: /s/ ROGOR N. SEAGOR
    ---------------------------------       ------------------------------------
Printed Name:                           Printed Name: ROGOR N. SEAGOR
Title: Contracts Director               Title:

Date: May 3, 2001                       Date: May 11, 2001


                                LA NO 1 PAGE - 2
                           GE PROPRIETARY INFORMATION

                                  ATTACHMENT A

                        AIRCRAFT/SPARE DELIVERY SCHEDULE

AIRCRAFT   ENGINE MODEL    MONTH/YEAR    QUANTITY OF AIRCRAFT
--------   ------------   ------------   --------------------
A330-200    CF6-80E1A3     April/2002           2 Firm
A330-200    CF6-80E1A3     Sept./2002           1 Firm
A330-200    CF6-80E1A3      Nov./2002           1 Firm
A330-200    CF6-80E1A3      June/2003           1 Firm

Two (2) CF6-80E1A3 spare engines to be delivered to Airline no later than June 2003.


                                LA NO 1 PAGE - 3
                           GE PROPRIETARY INFORMATION

                                  ATTACHMENT B

                                 BASE PRICES FOR
                     SPARE ENGINES AND ASSOCIATED EQUIPMENT

            Prices Applicable to Deliveries through December 31, 2003

                               A33O-2O0 Aircraft

                                                Base Price
                                           July 1999 US Dollars
                  Item                          CPI=153.75
----------------------------------------   --------------------
1.   Basic Engine inc. FAOEC- CF6-80E1A3             *

A. Base prices are effective for firm orders received by GE within quoted lead time for basic spare Engines (including associated equipment and maximum climb thrust increase) for delivery to TAM Linhas Aereas, SA by GE on or before December 31. 2003. The base prices are

                                        *

B. The selling price of CF6-80E1A3 basic scare Engines ordered for delivery after the period set forth in Paragraph A above shall be the * as set forth in each purchase order as accepted by GE, which base price shall be subject to adjustment for escalation in accordance with GE's then-current escalation provisions.


                                 LA No 1 Page 4
                          GE PROPERIETARY INFORMATION

                                  ATTACHMENT C

                        CONDITIONS FOR SPECIAL ALLOWANCE

1.    ALLOWANCE FOR INITIAL AIRCRAFT ONLY

      Any allowance described in this Letter Agreement No. 1 applies only to the five (5) new A330-200 aircraft (together or individually the "Aircraft") equipped with new CF6-80E1A3 engines (together or individually the "Engines") leased by the Airline directly from GE Capital Aviation Services ("GECAS") in accordance with the delivery schedule set forth in Attachment A.

2.    ALLOWANCE NOT PAID

      Allowances described in this Letter Agreement No. 1 will become unearned and will not be paid if for any reason, Airline's lease agreement with GECAS is terminated, canceled or revoked, or if due to a delivery rescheduling request by Airline or due to a default by Airline (collectively "Airline Fault") delivery of the Aircraft will be prevented or delayed for more than * beyond the delivery period described in Attachment A (such period, after giving effect to such additional * being referred to herein as the "Delivery Period").

3.    ADJUSTMENT OF ALLOWANCES

      The total allowances, of any nature, described in this Letter Agreement No. 1 are contingent upon Airline accepting delivery of all five (5) leased CF6-80E1A3 powered A330 Aircraft identified in this Letter Agreement No. 1 ("Minimum Number of Aircraft") for delivery during the Delivery Period. Pro-rata Adjustment of special allowances may be made by GE prospectively to take into account Aircraft delays and/or cancellations.

                                       *

4.    ASSIGNABILITY OF ALLOWANCE

      Any allowance described herein is exclusively for the benefit of Airline and is not assignable and is considered a proprietary arrangement between GE and Airline and as such shall not be disclosed to a third party without prior written agreement of Airline and GE written consent.

5.    SET OFF FOR OUTSTANDING BALANCE

      GE shall be entitled, at all times, to set off any outstanding obligation and amounts that are due and owing from Airline to GE for GE or GE Aircraft Engines goods or services (whether or not in connection with this Letter Agreement No. 1 and/or Agreement), against any amount payable by GE to Airline in connection with this Letter Agreement No. 1 and/or Agreement.

6.    CANCELLATION OF AIRCRAFT

      CANCELLATION CHARGE

      Airline recognizes that harm or damage will be sustained by GE if Airline places a purchase order for Aircraft equipped with installed Engines and subsequently cancels or fails to accept delivery of the Aircraft and such failure is caused by acts, or failure to act, of Airline. Within * of any such cancellation or failure to accept delivery occurs, Airline shall remit to GE a minimum cancellation charge to * of the Engine price, determined as of the date of scheduled Aircraft delivery to Airline.

      The parties acknowledge such minimum cancellation charge to be a reasonable estimate of the minimum harm or damage to GE in such circumstances. If written notice of any such cancellation or failure to accept delivery is given by Airline at least * prior to scheduled delivery, such minimum cancellation charge shall be deemed liquidated damages in full satisfaction of such harm or damage. If any such cancellation or failure

                               LA No. 1 Page - 5
                           GE PROPRIETARY INFORMATION
     occurs with less than such * prior written notice, GE shall also retain all remedies in law and equity available to GE for damages in excess of such minimum cancellation charge.

7.   Delay Charge for Installed or Spare Engines

     In the event Airline delays or causes the delay of the scheduled delivery date of an Aircraft, for which GE has received a purchase order from the aircraft manufacturer or GECAS, as appropriate, for a period, or cumulative period, of more that *, such delay shall be considered a cancellation and the applicable provisions hereof regarding the effect of cancellation shall apply.

8.   Aircraft Substitution Rights

     Airline shall have no aircraft "substitution rights" unless such rights are granted in writing by GE. GE agrees not to unreasonably deny any request by Airline for such rights or to unreasonably condition the grant of any such rights. If attempts to replace any of the Aircraft which are the subject of this Agreement with another aircraft type, and the replacement aircraft is not equipped with Engines of the type that are the subject of this Agreement, and as a result such substitution the net profit to GE from the transaction is materially reduced, such event shall also be considered a cancellation and the cancellation provisions described in subparagraph 6 above shall apply.

                                       *


                                 LA No 1 Page 6
                          GE PROPERIETARY INFORMATION